EXHIBIT 23.1

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Fonar Corporation and Subsidiaries on Form S-3 of our report dated September 14, 2004, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2004 and 2003 and for the years ended June 30, 2004, 2003 and 2002 appearing in the Annual Report on Form 10-K for the year ended June 30, 2004. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
August 4, 2005